UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 18, 2004

MC INDUSTRIAL GROUP, INC.
(formerly New Jersey Acquisition, Inc.)
(Exact name of registrant as specified in its charter)

Delaware	000-50434	20-0269426
[Missing Graphic Reference]
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

550 James Street	Lakewood	New Jersey 08701
[Missing Graphic Reference]
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code  (216) 514-5997

New Jersey Acquisition, Inc., 24300 Chagrin Blvd., Suite 210, Cleveland, Ohio      44122
(former name and address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1. Registrant’s Business and Operations.

Item 1.02. Termination of a Material Definitive Agreement.

As previously reported on a Current Report on Form 8-K, on May 18, 2004, MC Industrial Group, Inc., formerly known as New Jersey Acquisition, Inc., (the “Company”) consummated a merger (the “Merger”) of New Jersey Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), with and into EMC Packaging, Inc., a Delaware corporation (“EMC”). The Merger was accomplished pursuant to a Merger Agreement among the Company, Merger Sub, EMC and the stockholders of EMC executed as of May 12, 2004, and an Agreement and Plan of Merger among the Company, Merger Sub and EMC, which was executed as of May 18, 2004, the closing date of the Merger. EMC was to be the surviving corporation of such Merger, and was to become a wholly-owned subsidiary of the Company. Effective as of May 18, 2004, the parties agreed to reverse and unwind the Merger (the “Reversal”) due to failure of the Company to meet certain post-Merger obligations. The Company’s Board of Directors and stockholders approved the Reversal, which was accomplished by filing a Certificate of Correction with the Secretary of State of the State of Delaware, a copy of which is attached to this amended Current Report on Form 8-K. This amended Current Report on Form 8-K amends the Form 8-K filed on May 19, 2004.

Section 9- Financial Statements and Exhibits.

(c) Exhibits

99.1	Certificate of Correction, as filed with the Secretary of State of the State of Delaware on
November 23, 2004.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MC Industrial Group, Inc.
November 30, 2004	By:	/s/ Douglas Furth
Douglas Furth
President